Exhibit 99.1

BDCA Venture Declares $0.395 per Share Special Dividend

Fourth Quarter 2014 Dividend Payable in January

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--December 15, 2014--On December 12, 2014, the Board of Directors of BDCA Venture, Inc., a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (“BDCA Venture” or the “Company”) (Nasdaq: BDCV), declared a special fourth dividend of $0.395 per share.

Through December 12, 2014, BDCA Venture has generated year-to-date net realized gains of approximately $6.8 million in 2014. The $0.395 per share dividend represents a distribution of approximately $3.9 million in undistributed net gains realized by the Company in 2014. BDCA Venture’s first, second and third quarter 2014 combined distributions totaled $2.9 million, or $0.30 per share.

With this special fourth quarter dividend, BDCA Venture will have distributed 100% of its $6.8 million in net gains realized in 2014. For 2014, the Company will have declared dividends totaling $0.695 per share, all of which will be characterized as long-term capital gains.

The cash distribution amount, ex-dividend date, record date and payment date are set forth in the table below.

Special Dividend	Amount per Share	Ex-Dividend Date	Record Date	Payment Date
Fourth Quarter 2014	$0.395	December 29, 2014	December 31, 2014	January 13, 2015

The fourth quarter dividend will be paid 100% in cash based on the shares of the Company’s common stock outstanding as of the record date of December 31, 2014. Due to the Company’s ongoing stock repurchase program, the dividend per share amount may increase slightly based on actual shares outstanding as of the record date. Although the dividend will be paid on January 13, 2015, the $0.395 per share dividend will be treated as a long-term capital gain for 2014.

BDCA Venture maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if BDCA Venture declares a dividend, stockholders who have not “opted out” of the DRIP will have their dividend automatically reinvested into additional shares of common stock. Any DRIP shares required with respect to the fourth quarter dividend will be acquired through open market purchases of common stock by the DRIP plan administrator and will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator.

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940, as amended, that seeks to maximize total return by generating current income through debt investments in growth companies and, to a lesser extent, through capital appreciation. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

To be added to BDCA Venture’s email distribution list to receive quarterly newsletters and other announcements, please visit our website at www.BDCV.com.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
BDCA Venture, Inc.
Investor Relations Contact:
Andrew G. Backman, 917-475-2135
Investor Relations/Public Relations
abackman@rcscapital.com
or
Kristin A. Brown, 646-558-1181
Investor Relations
kbrown@rcscapital.com